Exhibit 21.1

Subsidiaries of Registrant

Zomedica Inc., a Delaware corporation

HMT High Medical Technologies (Japan) Co., Ltd., a Japanese company

NeoPulse GmbH, a Swiss Company

PVT NeoPulse Acquisition GmbH, a Swiss Company

Qorvo Biotechnologies, LLC

Structured Monitoring Products, Inc., a Florida corporation